Exhibit 99.1


FOR IMMEDIATE RELEASE


                                    CONTACT:
                              Antone F. Moreira
                              Vice President, Treasurer and
                              Chief Financial Officer
                              (201) 902-9600


                 SYMS CORP REPORTS RESULTS FOR THE THIRD QUARTER


Secaucus, New Jersey, December 23, 2003 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results for the third quarter ended November 29, 2003.

Net profit for the third quarter ended November 29, 2003 was $0.07 per share ($1.0 million) versus $0.05 per share ($0.8 million) for the same period last year. The Company had a net loss for the first 39-week period ended November 29, 2003 of $0.35 per share ($5.4 million) compared to a net loss of $0.30 per share ($4.7 million) for the same period last year. The results for the 39 weeks ended November 30, 2002 reflect a $4,000,000 charge (write off of capital assets) resulting from the previously announced closing of our downtown Chicago store.

Sales for the third quarter increased 1.5% to $74.3 million, up from $73.3 million for the same period last year. Sales for the 39-week period ended November 29, 2003 decreased 3.1% to $200.0 million down from $206.3 million for the same period last year. Same store sales increased 1.9% for the third quarter and decreased 1.1% for the first three quarters compared to the same periods last year.

Commenting on the third quarter results, Marcy Syms, CEO, said, "We are pleased with the improved results for the third quarter. We also continued to lower our inventory levels during this quarter which generated a much stronger cash position for the Company."

Syms currently operates a chain of forty "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.


Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the management of the Company. When used is this press release, the words "anticipate", "believe", "estimate", "expect", "intend", "plan", and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, decreased consumer demand for the Company's product, possible disruptions in the Company's computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company's control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended, or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.


                            (Financial tables follow)

                                    SYMS CORP
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                    NOV                       NOV
                                    2003                      2002
                                    ----                      ----

Assets:

Current Assets
   Cash                            25,633                    18,178
   Inventory                       97,002                   111,430
   Other Current Assets            11,672                    11,752
                                  -------                   -------
   Total Current Assets           134,307                   141,360

Property & Equipment              128,848                   137,551

Other Assets - Net                 22,679                    14,227
                                  -------                   -------
Total Assets                      285,834                   293,138
                                  =======                   =======

Liabilities & Capital:

   Accounts Payable                43,809                    41,799
   Accrued Expenses                12,102                     5,989
   Other Current Liabilities        5,353                     7,562
                                  -------                   -------
   Total Current Liabilities       61,264                    55,350

Other Long Term Debt                1,872                     1,891

Shareholders' Equity              222,698                   235,897
                                  -------                   -------
Total Liabilities & Capital       285,834                   293,138
                                  =======                   =======

                                    SYMS CORP
                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                        Thirteen      Thirteen      Thirty-Nine     Thirty-Nine
                          Weeks         Weeks          Weeks           Weeks
                          Ended         Ended          Ended           Ended
                        11/29/03      11/30/02        11/29/03        11/30/02
                        --------      --------      -----------     -----------

Net Sales               $74,345       $73,271        $199,981        $206,279

Gross Margin             31,385        30,149          79,405          82,225

Operating Expenses       29,574        29,180          86,277          86,010

Other Income                (81)         (379)           (259)         (1,188)

Special Charge                0             0               0           4,000

Net Income After Taxes    1,024       $   753         ($5,408)        ($4,709)
                        ========      ========       =========       =========
Net Income Per Share -
Basic                   $  0.07       $  0.05        $  (0.35)       $  (0.30)
                        ========      ========       =========       =========

Weighted Average
Shares Outstanding       15,285        15,688          15,285          15,688
                        ========      ========       =========       =========

Net Income Per Share -
Diluted                 $  0.06       $  0.05        $  (0.35)       $  (0.30)

Weighted Average
Shares Outstanding -
Diluted                  15,879        16,189          15,285          15,688
                        ========      ========       =========       =========